                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                                 TII Industries
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    872479886
                                 (CUSIP Number)


                                December 31, 2002

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jerome Bloomberg
-------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)    X
                                                       ----------
-------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
- -----------------------------------------------------------------
Number of            5    Sole Voting Power
Shares                    0
Beneficially              -----------------------------------------
Owned by             6    Shared Voting Power
Each                      965,500
Reporting                 -----------------------------------------
Person               7    Sole Dispositive Power
Power                     0
With                      -----------------------------------------
                     8    Shared Dispositive
                          965,500
                          ------------------------------------------
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     965,500
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
--------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

     8.3%
--------------------------------------------------------------------
12.   Type of Reporting Person

     IN
---------------------------------------------------------------------

-----------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Sondra Bloomberg
-------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)     X
                                                       ----------
-------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
-------------------------------------------------------------------
Number of            5    Sole Voting Power
Shares                    0
Beneficially              -----------------------------------------
Owned by             6    Shared Voting Power
Each                      790,500
Reporting                 -----------------------------------------
Person               7    Sole Dispositive Power
Power                     0
With                      -----------------------------------------
                     8    Shared Dispositive
                          790,500
                          -----------------------------------------
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     790,500
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

---------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9.

     6.8%
--------------------------------------------------------------------
12.  Type of Reporting Person

     IN
------------------------------------------------------------------------

----------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Michael Bloomberg
-------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)    X
                                                       ----------
-------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
------------------------------------------------------------------
Number of            5    Sole Voting Power
Shares                    0
Beneficially              ----------------------------------------
Owned by             6    Shared Voting Power
Each                      175,000
Reporting                 ----------------------------------------
Person               7    Sole Dispositive Power
Power                     0
With                      ----------------------------------------
                     8    Shared Dispositive
                          175,000
                          ----------------------------------------
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     175,000
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
---------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9.

     1.5%
--------------------------------------------------------------------
12.  Type of Reporting Person

     IN
---------------------------------------------------------------------

-----------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Lee Bloomberg
-------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)       X
                                                       ----------
-------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
-------------------------------------------------------------------
Number of              5    Sole Voting Power
Shares                      0
Beneficially                ---------------------------------------
Owned by               6    Shared Voting Power
Each                        367,000
Reporting                   ---------------------------------------
Person                 7    Sole Dispositive Power
Power                       0
With                        ---------------------------------------
                       8    Shared Dispositive
                            367,000
                            ---------------------------------------
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     367,000
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
---------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9.

     3.1%
--------------------------------------------------------------------
12.  Type of Reporting Person

     IN
---------------------------------------------------------------------

-------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Ronald Bloomberg
-------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)
                                                       ----------
-------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
-------------------------------------------------------------------
Number of            5    Sole Voting Power
Shares                    0
Beneficially              -----------------------------------------
Owned by             6    Shared Voting Power
Each                      175,000
Reporting                 -----------------------------------------
Person               7    Sole Dispositive Power
Power                     0
With                      -----------------------------------------
                     8    Shared Dispositive
                          175,000
                          -----------------------------------------
------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     175,000
------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
---------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9.

     1.5%
--------------------------------------------------------------------
12.  Type of Reporting Person

     IN
---------------------------------------------------------------------

---------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Romac Electronics Profit Sharing Plan (11-2731860)

---------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)     X
                                                       ----------
---------------------------------------------------------------------
3.   SEC Use Only
---------------------------------------------------------------------
4.   Citizenship or Place of Organization

     New York
---------------------------------------------------------------------
Number of             5    Sole Voting Power
Shares                     0
Beneficially               ------------------------------------------
Owned by              6    Shared Voting Power
Each                       192,000
Reporting                  ------------------------------------------
Person                7    Sole Dispositive Power
Power                      0
With                       ------------------------------------------
                      8    Shared Dispositive
                           192,000
                           ------------------------------------------
---------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     192,000
---------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
---------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9.

     1.6%
---------------------------------------------------------------------
12.  Type of Reporting Person

     EP
---------------------------------------------------------------------

---------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Night Vision, Inc. (11-2217827)

---------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)      X
                                                       ----------
---------------------------------------------------------------------
3.   SEC Use Only
---------------------------------------------------------------------
4.   Citizenship or Place of Organization

     New York
---------------------------------------------------------------------
Number of             5    Sole Voting Power
Shares                     0
Beneficially               ------------------------------------------
Owned by              6    Shared Voting Power
Each                       175,000
Reporting                  ------------------------------------------
Person                7    Sole Dispositive Power
Power                      0
With                       ------------------------------------------
                      8    Shared Dispositive Power
                           175,000
                           ------------------------------------------
---------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     175,000
---------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
---------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9.

     1.5%
---------------------------------------------------------------------
12.  Type of Reporting Person

     CO
---------------------------------------------------------------------

ITEM 1.   IDENTITY OF ISSUER

          The name of the issuer is TII Industries, Inc. (the "Issuer"). The address of the Issuer's principal executive office is 1385 Akron Street, Copiague, New York 11726.

ITEM 2.   IDENTITY OF PERSON FILING

          This Amendment No. 3 amends and supplements the statements on Schedule 13G (the "Schedule 13G"), Amendment No. 1 to Schedule 13G, and Amendment No. 2 to Schedule 13G relating to the common stock, par value $.01 per share (the "Common Stock"), of the Issuer and filed with the Securities and Exchange Commission on behalf of the following: Jerry Bloomberg, Sondra Bloomberg, Michael Bloomberg, Lee Bloomberg, Ronald Bloomberg, Romac Electronics Profit Sharing Plan and Night Vision, Inc. (the "Reporting Persons"). Except as disclosed herein, there has been no change in the information previously reported in the Schedule 13G.

ITEM 4.   OWNERSHIP

          The information for each reporting person is incorporated herein by reference from the cover pages. The percentage ownership of each of the reporting persons is based on 11,682,284 shares of Common Stock outstanding as of October 28, 2002, as reported by the Issuer in its Form 10-Q for the quarterly period ended September 27, 2002 dated November 6, 2002.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.

                                   SIGNATURES

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                              /s/ Jerry Bloomberg
                                              -------------------
                                                  Jerry Bloomberg



              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                              /s/ Sondra Bloomberg
                                              --------------------
                                                  Sondra Bloomberg



              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                              /s/ Michael Bloomberg
                                              ---------------------
                                                  Michael Bloomberg



              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                              /s/ Lee Bloomberg
                                              -----------------
                                                  Lee Bloomberg



              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                              /s/ Ronald Bloomberg
                                              --------------------
                                                  Ronald Bloomberg

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                     Jerry Bloomberg and Sondra Bloomberg Family
                                     Foundation

                                     By: /s/ Jerry Bloomberg
                                         -------------------
                                     Name: Jerry Bloomberg
                                           -----------------
                                     Title: President
                                            ----------------


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                     J & S Bloomberg Associates, LP

                                     By: /s/ Jerry Bloomberg
                                         -------------------
                                     Name: Jerry Bloomberg
                                           -----------------
                                     Title: General Partner
                                            ----------------


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                     Romac Electronics Profit Sharing Plan

                                     By: /s/ Jerry Bloomberg
                                         -------------------
                                     Name: Jerry Bloomberg
                                           -----------------
                                     Title: Trustee
                                            ----------------


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                     Night Vision, Inc.

                                     By: /s/ Jerry Bloomberg
                                         -------------------
                                     Name: Jerry Bloomberg
                                           -----------------
                                     Title: President
                                            ----------------